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                                                                Exhibit 23(l)(5)

                              PURCHASE AGREEMENT


     The Commerce Funds (the "Trust"), a Delaware business trust, and Goldman, Sachs & Co. ("Goldman"), a New York General Partnership, hereby agree with each other as follows:

     1. The Trust hereby offers Goldman and Goldman hereby purchases 1 share of each of Series J-1 and J-2 shares and Series K-1 and K-2 shares representing interests in Institutional Shares and Service Shares of each of the Commerce Kansas Tax-Free Intermediate Bond Fund and the Commerce Core Equity Fund, respectively, (such beneficial interests in The Commerce Funds, a Delaware business trust, being hereinafter known collectively as "Shares") at a purchase price of US $10.00 per Share. Goldman hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Goldman of funds in the amount of US $40.00 in full payment of the Shares.

     2. All Shares offered and purchased in this Agreement are hereby being made in a private offering.

     3. Goldman represents and warrants to the Trust that all Shares purchased in this Agreement are being acquired for investment purposes and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed the Agreement as of December 15, 2000.


                                        THE COMMERCE FUNDS


                                        By:   /s/ William R. Schuetter
                                           ---------------------------
                                        Title: Vice President

                                        GOLDMAN, SACHS & CO.


                                        By: /s/ John Perlowski
                                            ---------------------------
                                              Vice President
                                        Title:_________________________